EXHIBIT 99.1

Civeo Reports Second Quarter 2017 Results

HOUSTON, July 28, 2017 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2017.

Highlights include:

  Delivered second quarter revenues of $92.0 million primarily due to higher than expected occupancy in Canada

  Reduced net loss sequentially to $14.8 million from $21.0 million, and generated $18.6 million in Adjusted EBITDA, sequentially higher in all three segments

  Awarded four accommodation contracts for pipeline projects in Canada with expected revenue totaling approximately C$20 million

“Despite the continuing macroeconomic headwinds impacting our industry, we delivered strong operational results during the second quarter.  Although we are still seeing pricing volatility across our end-markets, we continue to secure new work. During the quarter, we were awarded four accommodation contracts for pipeline projects in Canada with expected revenue totaling approximately C$20 million. We also experienced increased occupancy in the US Permian and Bakken regions, stronger than anticipated performance in our Canadian lodges, and continued improvement in our Australian operations occupancy driven by shorter-term work in the mining sector.” said Bradley J. Dodson, President and Chief Executive Officer.

Mr. Dodson concluded, “We remain focused on our strategic priorities which include delevering our balance sheet, improving operational efficiencies across all segments, and generating free cash flow to pursue opportunistic growth opportunities and reduce debt.  To that end, we continue to vigilantly adhere to our operational standards of providing best-in-class service to our customers, including implementing technology to enhance the guest experience such as our a la carte food ordering system.”

Second Quarter 2017 Results

In the second quarter of 2017, Civeo generated revenues of $92.0 million and reported a net loss of $14.8 million, or $0.11 per share. During the second quarter of 2017, Civeo generated operating cash flow of $4.6 million, Adjusted EBITDA of $18.6 million, and free cash flow of $3.0 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and the costs directly associated with Civeo’s redomiciliation to Canada. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the second quarter of 2016, Civeo generated revenues of $107.0 million and reported a net loss of $11.5 million, or $0.11 per share.  That net loss included the impact of $0.2 million of pre-tax expense related to Civeo’s redomiciliation to Canada. During the second quarter of 2016, Civeo generated operating cash flow of $23.9 million, Adjusted EBITDA of $26.9 million and free cash flow of $19.2 million.

Revenues, operating cash flow and Adjusted EBITDA declined, and net loss increased, in the second quarter of 2017 as compared to the second quarter of 2016, primarily due to higher Canadian lodge occupancy in the 2016 quarter during and after the Ft. McMurray wild fires.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2017 to the results for the second quarter of 2016. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and redomiciliation-related expenses noted above.)

Canada

During the second quarter of 2017, the Canadian segment generated revenues of $57.7 million, operating loss of $9.6 million and Adjusted EBITDA of $14.7 million, compared to revenues of $77.1 million, operating income of $0.7 million and Adjusted EBITDA of $23.9 million in the second quarter of 2016. Results reflect the impact of a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $2.5 million and Adjusted EBITDA by $0.6 million.  On a constant currency basis, revenues decreased primarily due to the Canadian outperformance in the 2016 quarter related to the Ft. McMurray fires. These items were partially offset by higher lodge occupancy related to customer construction and maintenance projects.

Australia

The financial results of the Australian segment for the second quarter of 2017 were comparable to the second quarter in 2016. Revenue was $28.6 million, operating loss was $3.4 million and Adjusted EBITDA was $10.8 million in the second quarter of 2017, compared to revenues of $27.5 million, operating loss of $0.9 million and Adjusted EBITDA of $11.0 million in the second quarter of 2016.

U.S.

The U.S. segment generated revenues of $5.7 million, operating loss of $3.6 million and an Adjusted EBITDA loss of $1.1 million in the second quarter of 2017, compared to revenues of $2.4 million, operating loss of $3.8 million and an Adjusted EBITDA loss of $2.4 million in the second quarter of 2016. The Adjusted EBITDA increase was primarily due to the year-over-year improvement in occupancy at our West Permian and Killdeer lodges, continued improvement in our wellsite business resulting from increased U.S. drilling and completion activity in the Bakken, Rockies and Texas markets and cost containment measures put in place in 2016.

Income Taxes

Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 16.5% in the second quarter of 2017. During the second quarter of 2016, Civeo recognized an income tax benefit of $0.9 million, which resulted in an effective tax rate of 7.7%.

Financial Condition

As of June 30, 2017, Civeo had total liquidity of approximately $144.8 million, consisting of $117.5 million available under its revolving credit facilities and $27.3 million of cash on hand.

Civeo’s total debt outstanding at June 30, 2017 was $320.2 million, a $3.7 million increase over the first quarter of 2017.  The increase in debt from March 31, 2017 was due to the Canadian dollar strengthening versus the U.S. dollar toward the end of the second quarter, partially offset by $4.0 million in debt reduction payments.

During the second quarter of 2017, Civeo invested $2.2 million in capital expenditures, down from $5.1 million during the second quarter of 2016.  For both periods, such capital expenditures were primarily for routine maintenance.

Third Quarter and Full Year 2017 Guidance

For the third quarter of 2017, Civeo expects revenues of $89 million to $95 million and EBITDA of $16.0 million to $18.5 million. For the full year of 2017, Civeo expects revenues of $354 million to $363 million and EBITDA of $61 million to $66 million. Civeo expects capital expenditures of approximately $12 to $15 million for the full year 2017.

Conference Call

Civeo will host a conference call to discuss its second quarter 2017 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (888) 708-5689 in the United States or (913) 312-0381 internationally and using the conference ID 5801271. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 5801271.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s:  views regarding broadening stabilization in its core end markets; improving performance in its Australian and U.S. segments and continued signs of improvement in fundamental macro-economic drivers; optimism about market demand in 2017; and third quarter and full year 2017 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with Civeo’s redomiciliation to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the " Management’s Discussion and Analysis of Financial Condition and Results of Operations " and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2016, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

Revenues	$92,010	$107,035	$183,439	$202,071

Costs and expenses:
Cost of sales and services	59,484	64,586	121,156	130,529
Selling, general and administrative expenses	14,060	15,295	28,270	28,412
Depreciation and amortization expense	31,554	33,168	64,383	66,723
Impairment expense	-	-	-	8,400
Other operating expense	279	-	729	218
	105,377	113,049	214,538	234,282
Operating loss	(13,367)	(6,014)	(31,099)	(32,211)

Interest expense to third parties, net of capitalized interest	(4,752)	(5,925)	(10,256)	(10,869)
Loss on extinguishment of debt	-	-	(842)	(302)
Interest income	10	28	20	114
Other income (expense)	476	(392)	730	(280)
Loss before income taxes	(17,633)	(12,303)	(41,447)	(43,548)
Income tax benefit	2,916	949	5,864	5,520
Net loss	(14,717)	(11,354)	(35,583)	(38,028)
Less: Net income attributable to noncontrolling interest	99	132	220	280
Net loss attributable to Civeo Corporation	$(14,816)	$(11,486)	$(35,803)	$(38,308)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.11)	$(0.11)	$(0.28)	$(0.36)
Diluted	$(0.11)	$(0.11)	$(0.28)	$(0.36)

Weighted average number of common shares outstanding:
Basic	130,692	107,033	125,796	106,923
Diluted	130,692	107,033	125,796	106,923

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	JUNE 30, 2017	DECEMBER 31, 2016
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$27,326	$1,785
Accounts receivable, net	60,122	56,302
Inventories	3,900	3,112
Prepaid expenses and other current assets	23,891	21,369
Total current assets	115,239	82,568

Property, plant and equipment, net	766,258	789,710
Other intangible assets, net	26,056	28,039
Other noncurrent assets	9,035	10,129
Total assets	$916,588	$910,446

Current liabilities:
Accounts payable	$20,393	$20,675
Accrued liabilities	11,713	14,822
Income taxes	35	111
Current portion of long-term debt	16,006	15,471
Deferred revenue	2,702	6,792
Other current liabilities	1,900	2,572
Total current liabilities	52,749	60,443

Long-term debt to third-parties	300,180	337,800
Deferred income taxes	2,404	9,194
Other noncurrent liabilities	29,188	27,019
Total liabilities	384,521	434,456

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,380,429	1,311,226
Accumulated deficit	(509,203)	(472,764)
Treasury stock	(358)	(65)
Accumulated other comprehensive loss	(338,903)	(362,930)
Total Civeo Corporation shareholders' equity	531,965	475,467
Noncontrolling interest	102	523
Total shareholders' equity	532,067	475,990
Total liabilities and shareholders' equity	$916,588	$910,446

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	SIX MONTHS ENDED JUNE 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(35,583)	$(38,028)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,383	66,723
Impairment charges	-	8,400
Loss on extinguishment of debt	842	302
Deferred income tax benefit	(6,732)	(8,026)
Non-cash compensation charge	3,750	3,077
Losses (gains) on disposals of assets	(854)	377
Provision (benefit) for loss on receivables, net of recoveries	(57)	(112)
Other, net	2,147	2,282
Changes in operating assets and liabilities:
Accounts receivable	(1,639)	(6,140)
Inventories	(664)	979
Accounts payable and accrued liabilities	(4,499)	4,735
Taxes payable	639	(565)
Other current assets and liabilities, net	(7,332)	1,189
Net cash flows provided by operating activities	14,401	35,193

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(6,037)	(9,893)
Proceeds from disposition of property, plant and equipment	1,160	2,105
Other, net	375	(1,542)
Net cash flows used in investing activities	(4,502)	(9,330)

Cash flows from financing activities:
Proceeds from issuance of common stock	64,817	-
Term loan repayments	(8,000)	(33,097)
Revolving credit borrowings (repayments), net	(39,937)	4,755
Debt issuance costs	(1,795)	(2,022)
Other	(293)	(65)
Net cash flows provided by (used in) financing activities	14,792	(30,429)

Effect of exchange rate changes on cash	850	(1,016)
Net change in cash and cash equivalents	25,541	(5,582)

Cash and cash equivalents, beginning of period	1,785	7,837

Cash and cash equivalents, end of period	$27,326	$2,255

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016
Revenues
Canada	$57,668	$77,107	$118,174	$142,629
Australia	28,607	27,505	55,623	53,015
United States	5,735	2,423	9,642	6,427
Total revenues	$92,010	$107,035	$183,439	$202,071

EBITDA (1)
Canada	$14,709	$23,743	$27,898	$37,791
Australia	10,810	11,046	21,431	21,789
United States	(1,083)	(2,431)	(2,345)	(13,901)
Corporate and eliminations	(5,872)	(5,728)	(13,190)	(11,727)
Total EBITDA	$18,564	$26,630	$33,794	$33,952

Adjusted EBITDA (1)
Canada	$14,709	$23,861	$27,898	$38,032
Australia	10,810	11,046	21,431	21,809
United States	(1,083)	(2,431)	(2,345)	(5,501)
Corporate and eliminations	(5,872)	(5,610)	(13,190)	(10,717)
Total adjusted EBITDA	$18,564	$26,866	$33,794	$43,623

Operating income (loss)
Canada	$(9,586)	$683	$(14,592)	$(9,016)
Australia	(3,416)	(914)	(4,617)	(2,536)
United States	(3,604)	(3,792)	(6,406)	(17,391)
Corporate and eliminations	3,239	(1,991)	(5,484)	(3,268)
Total operating loss	$(13,367)	$(6,014)	$(31,099)	$(32,211)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

EBITDA (1)	$18,564	$26,630	$33,794	$33,952
Adjusted EBITDA (1)	$18,564	$26,866	$33,794	$43,623
Free Cash Flow (2)	$2,981	$19,237	$9,524	$27,405

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

Net loss	$(14,816)	$(11,486)	$(35,803)	$(38,308)
Income tax benefit	(2,916)	(949)	(5,864)	(5,520)
Depreciation and amortization	31,554	33,168	64,383	66,723
Interest income	(10)	(28)	(20)	(114)
Loss on extinguishment of debt	-	-	842	302
Interest expense	4,752	5,925	10,256	10,869
EBITDA	$18,564	$26,630	$33,794	$33,952
Adjustments to EBITDA
Impairment expense (a)	-	-	-	8,400
Redomiciliation costs (b)	-	236	-	1,271
Adjusted EBITDA	$18,564	$26,866	$33,794	$43,623

(a) Relates to the first quarter 2016 impairment of assets in the United States. We recorded a pre-tax loss of $8.4 million ($5.5 million after-tax, or $0.05 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's redomiciliation to Canada. The $0.2 million and $1.3 million of costs in 2016 ($0.2 million and $1.2 million after-tax, or $0.00 and $0.01, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

Net Cash Flows Provided by Operating Activities	$4,553	$23,863	$14,401	$35,193
Capital expenditures, including capitalized interest	(2,154)	(5,132)	(6,037)	(9,893)
Proceeds from disposition of property, plant and equipment	582	506	1,160	2,105
Free Cash Flow	$2,981	$19,237	$9,524	$27,405

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING SEPTEMBER 30, 2017		YEAR ENDING DECEMBER 31, 2017
EBITDA Range (1)	$16.0	$18.5	$61.0	$66.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING SEPTEMBER 30, 2017		YEAR ENDING DECEMBER 31, 2017
	(estimated)		(estimated)

Net loss	$(18.0)	$(16.0)	$(76.0)	$(73.0)
Income tax benefit	(2.0)	(1.5)	(11.0)	(9.0)
Depreciation and amortization	32.0	32.0	128.0	128.0
Interest expense	4.0	4.0	20.0	20.0
EBITDA	$16.0	$18.5	$61.0	$66.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$53,250	$66,301	$109,170	$121,187
Mobile, open camp and product revenues	4,418	10,806	9,004	21,442
Total Canadian revenues	$57,668	$77,107	$118,174	$142,629

Average available lodge rooms (2)	14,720	14,670	14,720	14,636

Rentable rooms (3)	8,138	10,902	8,496	10,003

Average daily rates (4)	$89	$108	$93	$110

Occupancy in lodges (5)	81%	62%	76%	61%

Canadian dollar to U.S. dollar	$0.744	$0.776	$0.750	$0.752

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$28,607	$27,505	$55,623	$53,015

Average available village rooms (2)	9,386	9,312	9,386	9,304

Rentable rooms (3)	8,760	8,730	8,767	8,713

Average daily rates (4)	$80	$76	$81	$72

Occupancy in villages (5)	45%	45%	43%	46%

Australian dollar to U.S. dollar	$0.751	$0.746	$0.755	$0.734

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407